Exhibit 99.2

Big Cypress Acquisition Corp. Announces Closing of $115 Million Initial Public Offering, which Includes Full Exercise of the Underwriters’ Over-Allotment Option

MIAMI, FL – January 14, 2021 – Big Cypress Acquisition Corp. (the “Company”) announced today that it closed its initial public offering of 11,500,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at $10.00 per unit, resulting in total gross proceeds of $115,000,000. Each unit consists of one share of common stock and one-half of one redeemable warrant to purchase one share of common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “BCYP” and “BCYPW”, respectively. The units began trading on Nasdaq under the ticker symbol “BCYPU” on January 12, 2021.

Ladenburg Thalmann & Co. Inc. acted as sole book running manager in the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager of the offering.

Dentons US LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Ladenburg Thalmann, Attn: Syndicate Department, 277 Park Avenue, 26th floor, New York, New York 10172, Attn: Syndicate Department, telephone: 1-800-573-2541 or email: prospectus@ladenburg.com.

About Big Cypress Acquisition Corp.

Big Cypress Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue a target business in any industry or sector, and in any geographic region, the Company intends to focus its search for prospects within the life sciences industry. The Company is led by Chief Executive Officer, Chief Financial Officer and Director Samuel J. Reich.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Samuel J. Reich
ir@bigcypressaccorp.com